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                       AMENDMENT TO THE DIME BANCORP, INC.
               VOLUNTARY DEFERRED COMPENSATION PLAN FOR DIRECTORS

                             EFFECTIVE MAY 18, 2000

       The Dime Bancorp, Inc. Voluntary Deferred Compensation Plan for Directors (the "Plan") is hereby amended effective as of the date set forth above, as follows:

       1. Paragraph 2 of the Plan is redesignated as Paragraph 2(a) and the following is added at the end thereof:

              "Notwithstanding the foregoing and anything otherwise in the Plan to the contrary, the Committee (the "Director Umbrella Trust Committee") under the Umbrella Trust Agreement among the Company, The Dime Savings Bank of New York, FSB (the "Bank") and HSBC Bank USA, as Trustee with respect to the Covered Arrangements for Outside Directors of the Bank and Related Entities, and any successor agreement thereto (the "Director Umbrella Trust") and the trustee under the Director Umbrella Trust (the "Trustee") shall have the discretionary authority to interpret the provisions of the Plan, and any related elections made thereunder, to the extent that interpretive authority is provided to the Director Umbrella Trust Committee and/or the Trustee, as applicable, under the Director Umbrella Trust. The decisions of the Director Umbrella Trust Committee, the Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto and related elections, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       2. A new Paragraph 2(b) is added to the Plan after Paragraph 2(a) (as redesignated above) to read as follows:

              "(b)   Notwithstanding anything hereunder to the contrary, after a
              Change in Control (as defined in Paragraph 14) or "Irrevocable Election" under the Director Umbrella Trust, claims for benefits hereunder and other elections by a Participant or Beneficiary under the Director Umbrella Trust may be filed with the Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Committee."

       3. The fifth textual sentence of Paragraph 7(a) of the Plan is amended in its entirety to read as follows:

              "Notwithstanding anything herein to the contrary, if, following a Change in Control (as defined in Paragraph 14) or a Corporate Event (as defined below), one


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              or more of the investment options under the Plan are eliminated, the Committee shall make available an investment option or have all Accounts and Benefit Transfer Accounts credited with earnings based on a single deemed investment (or, if the Committee fails to so act, an investment option or single deemed investment, as described in this sentence, shall automatically be made available under the Plan) providing for a monthly investment return equal to no less than the published fixed rate return for 30-year U.S. Treasury securities as in effect on the last business day of each month (or, in the event such a return on 30-year U.S. Treasury securities is not then available, there shall be provided an investment return as shall be determined by the Director Umbrella Trust Committee)."

       4.     Paragraph 9 of the Plan is amended to provide as follows:

              "9.    Crediting of Accounts. Each Participant's Account and, as
              applicable, Benefit Transfer Account shall be deemed credited at the end of each calendar month (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account or Benefit Transfer Account would have experienced had the Account or Benefit Transfer Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee. Notwithstanding the foregoing, in the event of a Change in Control (as defined in Paragraph 14) or an "Irrevocable Election" under the Director Umbrella Trust, each Participant's Account or Benefit Transfer Account shall be deemed credited no later than at the end of each calendar month with the earnings or losses attributable to the Account based on the deemed investment designated by the Participant or, as appropriate, by the Committee."

       5. Paragraph 10 of the Plan is redesignated as Paragraph 10(a) and a new Paragraph 10(b) is added to the Plan to read as follows:

              "(b)   Adjustment of Phantom Stock and Phantom Stock Valuations.
              In the event of a merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets (including cash) or other change in corporate structure affecting the common stock of the Company, a substitution or adjustment, as may be determined to be appropriate by the Committee (or, as applicable, the Director Umbrella Trust Committee) in its sole discretion, shall be made in the aggregate number of or type of shares of phantom stock credited to a Participant's Account and Benefit Transfer Account, and to the method of calculation of the value of investments in phantom stock of the Company pursuant to
              Section 8 hereof, including, but not limited to, the special valuations in connection with actual transfers of Benefit Transfer Account amounts out of deemed phantom stock


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              investments, and the special phantom stock valuation in connection with a Change in Control (as defined in Paragraph 14)."

       6. The third textual sentence of Paragraph 11 is amended to provide as follows:

              "The Bank or, as applicable, one or more of the subsidiaries of the Company or the Director Umbrella Trust will be named owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments."

       7. The language following clause (D) of Paragraph 13(a) of the Plan is amended in its entirety to read as follows:

              "In the event that payment is to be made on the form of an annuity, the amount of each annuity payment shall be determined based on the methodology used to determine actuarial equivalence under the Retirement Plan of Dime Bancorp, Inc. (the "Retirement Plan") as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who participate in the Plan (whether as current or former directors) at the time of a Change in Control (as defined in Paragraph 14) or an Irrevocable Election under the Director Umbrella Trust, a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized. In the event that the Committee (or, as appropriate, the Director Umbrella Trust Committee or the Trustee), or their delegatees, shall direct that a commercial annuity be purchased in order to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Company (or, as appropriate, the Director Umbrella Trust), and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Company, as described above. Each Participant's Account under the Plan shall be reduced by the amount of any distribution hereunder. To the extent otherwise necessary to enable the transactions relating to a distribution under this Paragraph 13 to qualify for exemption under Section 16(b) of the Act, the distribution of the Participant's Account and/or Benefit Transfer Account under this Paragraph 13 shall occur on the earliest date such distribution (or distributions) may be made whereby the transactions relating to the distribution (or distributions) qualify for exemption under Section 16(b) of the Act, provided that, with the consent of the Participant, the Committee may direct that any such distribution (or distributions) be made on any earlier date."


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       8.     The language following clause (D) of Paragraph 13(b) of the Plan is amended in its entirety to read as follows:

              "In the event that payment is to be made on the form of an annuity, the amount of each annuity payment shall be determined based on the methodology used to determine actuarial equivalence under the Retirement Plan as of the date benefits would otherwise commence under the Plan, unless, with respect to those Participants who participate in the Plan (whether as current or former directors) at the time of a Change in Control (as defined in Paragraph 14) or an Irrevocable Election under the Director Umbrella Trust, a larger benefit under this Plan would result from utilizing the methodology used to determine actuarial equivalence under the Retirement Plan immediately prior to the Change in Control or Irrevocable Election (whichever shall apply), in which case the methodology resulting in the larger benefit under this Plan shall be utilized. In the event that the Committee (or, as appropriate, the Director Umbrella Trust Committee or the Trustee), or their delegatees, shall direct that a commercial annuity be purchased in order to fund any payment obligations hereunder, such annuity contract, when purchased, shall be the property of the Bank or other purchasing subsidiary of the Company (or, as appropriate, the Director Umbrella Trust), and the Participant will continue to be no more than an unsecured creditor of the Bank or, as applicable, another subsidiary of the Company, as described above. Each Participant's Benefit Transfer Account under the Plan shall be reduced by the amount of any distribution hereunder."

       9. Paragraph 13(c) of the Plan is amended in its entirety to read as follows:

              "(c)   Payments Upon Change in Control or Hardship. A Participant
              may also direct that all of the amounts then credited to the Participant's Account and Benefit Transfer Account be distributable in a single lump sum (or otherwise as soon as practicable) to the Participant upon a Change in Control of the Company (as defined in Paragraph 14), or that, to the extent permitted by the Committee, all or a portion of the amounts otherwise payable to the Participant be distributable in the event of a Hardship (as defined in Paragraph 15), in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such event."

       10.    Paragraph 22 of the Plan is amended to provide as follows:

              "22.   Governing Law. The Plan shall be construed, administered
              and enforced according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."


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       11.    Paragraph 24 of the Plan is amended by adding the following at the end thereof:

              "In addition, notwithstanding the foregoing, in the event of a Change in Control (as defined in Paragraph 14) or an "Irrevocable Election" under the Director Umbrella Trust, none of the Board, the Compensation Committee of the Board or the Benefits Committee of the Company or any duly designated delegatee of any of them may make any amendment to the Plan or otherwise act in a manner with respect to amounts deferred or otherwise allocated to Accounts or Benefit Transfer Accounts under the Plan as of the date of the Change in Control or Irrevocable Election, and earnings thereon, that (i) adversely affects the rights of Participants to previously permitted forms of benefit payment or any previously elected (or automatically allowed) dates of benefit payment under Paragraph 13, (ii) adversely affects the rights of Participants to such amounts and earnings thereon, or (iii) charges Plan expenses to Participant Accounts or Benefit Transfer Accounts."

       12.    A new Paragraph 25 is added to the Plan to read as follows:

              "25.   Cancellation of Irrevocable Election. The provisions
              hereunder relating to periods after an "Irrevocable Election" under the Director Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Director Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a Change in Control has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."